                                                                    Exhibit 99.1


       NARA BANCORP ANNOUNCES 27% INCREASE IN NET INCOME OF $4.0 MILLION
                         FOR THE FOURTH QUARTER OF 2003


LOS ANGELES -- January 21, 2004 -- Nara Bancorp, Inc. (Nasdaq: NARA), the holding company of Nara Bank, N.A. (the "Bank") today announced preliminary unaudited financial results for 2003. Nara Bancorp, Inc. (the "Company") reported net income of $4.0 million or $0.33 per diluted share for the fourth quarter of 2003, a 27% increase compared with $3.1 million or $0.28 for the corresponding period of 2002. Net income for the year ended December 31, 2003 increased 27% to $14.3 million or $1.24 per diluted share compared with $11.3 million or $0.98 per diluted share, which excludes one time recognition of negative goodwill due to the change in accounting principle, for the year ended December 31, 2002.

Fourth Quarter Highlights:

    General

        - Successfully assumed $50 million in deposits and acquired $41 million in loans from Korea Exchange Bank Broadway Branch, New York

        -       18.82% ROE compared with 19.49% of 2002 fourth quarter

        -       1.31% ROA compared with 1.40% of 2002 fourth quarter

        - Completed the issuance of $15 million in pooled trust preferred securities

    Balance Sheet Items -- (December 31, 2003 vs. September 30, 2003)

        -       $117 million increase in total assets

        - $86 million increase in loans, excluding acquisition of KEB Broadway, $45 million or an annualized rate of 20%

        - $112 million increase in deposits, excluding KEB Broadway, $62 million or an annualized rate of 26%

    Income Statement Items -- (2003 Fourth Quarter vs. 2002 Fourth Quarter)

        - 27% increase in net income to $4.0 million compared with $3.1 million

        -       18% increase in diluted EPS to $0.33 compared with $0.28

        - 27% increase in interest income to $17.1 million compared with $13.5 million

        - interest expenses at $3.9 million did not increase in spite of $284 million increase in average deposit balances

        - 24% increase in non-interest expense to $10.9 million compared with $8.8 million

Full Year Highlights:

    General

        - Increased allowance for losses to 1.25% compared with 1.16% at 2002 year end

        -       Consistently declared quarterly cash dividend of $0.05

    Balance Sheet Items -- (December 31, 2003 vs. December 31, 2002)

        -       28% increase in total assets to $1.3 billion

        - 37% loan growth to $1.0 billion, excluding Asiana and KEB Broadway acquisitions, $208 million or 28%

        - 30% increase in deposits to $1.1 billion, excluding Asiana and KEB Broadway, $166 million or 20%

    Income Statement Comparison Highlights (2003 vs. 2002)

        -       19.04% ROE compared with 18.17% of 2002

        -       1.32% ROA compared with 1.44% of 2002

        -       27% increase in net income to $14.3 million

        -       27% increase in diluted EPS to $1.24

        -       27% increase in interest income to $61.7 million

        -       18% increase in interest expenses to $15.9 million

        -       13% increase in noninterest income to $20.4 million

        -       16% increase in noninterest expenses to $37.6 million

The Company reported an increase of 27% in net income for the fourth quarter of $4.0 million, or $0.33 per diluted earnings per share compared with $3.1 million, or $0.28 per diluted earnings per share for the fourth quarter of 2002. Net income for the year ended December 31, 2003 was $14.3 million, or $1.24, compared with $11.3 million, or $0.98 for the same period in 2002, which excludes $4.2 million in one time recognition of negative goodwill due to the change in accounting principle related to SFAS No. 142, Goodwill and Other Intangible Assets during the first quarter of 2002.

The annualized return on average assets (ROA) for the 2003 fourth quarter was 1.31% and the annualized return on average equity (ROE) was 18.82%. The annualized ROA and ROE for the 2002 fourth quarter were 1.40% and 19.49%. The efficiency ratio was 57.83% for the fourth quarter of 2003 compared with 57.57% for the fourth quarter of 2002. The ROA for 2003 full year was 1.32% and ROE was 19.04% compared to 1.44% and 18.17% for 2002.

The efficiency ratio for the year was 56.86% compared with to 60.90% in 2002. Efficiency ratio improved in 2003 and is expected to improve continually as the Bank's relatively new regions, New York and Northern California continue to gain on economy of scale and improve profitability in 2004 and forward.

Benjamin Hong, President and Chief Executive Officer, commented, "We are very pleased with the strong financial performance of Nara during the fourth quarter of 2003 and for the full year. Our continued focus on balanced growth in all regions while adhering to our strict underwriting criteria provided a consistent growth in balance sheet and income statements.

"In October 2003, we have successfully increased our market share in New York region through the assumption of deposits and purchase of loans from Korea Exchange Bank Broadway Branch in New York. The acquisition has made Nara Bank the largest Korean-American Bank in New York, which has the second largest Korean-American population in the U.S.

"Based on the assumptions of the current interest rate environment, our estimate for 2004 EPS is between $1.46 and $1.50."

Net Income

Net income increased by 27% to $4.0 million for the quarter ended December 31, 2003 from $3.1 million for the corresponding quarter of the prior year primarily as a result of an increase in net interest income.

Net income for the year ended December 31, 2003 increased 27% to $14.3 million or $1.24 per diluted share compared with $11.3 million or $0.98 per diluted share, which excludes one time recognition of negative goodwill due to the change in accounting principle, for the year ended December 31, 2002.

Net Interest Income

Net interest income before provision for loan losses for the quarter increased by $3.6 million, or 38%, to $13.3 million compared with $9.6 million in the same period of 2002. This increase was primarily due to a $295 million increase in the average balance of the net interest earning assets and the net interest income of $890,000 provided by the interest rate hedge. Net interest margin increased to 4.73% for the quarter ended December 31, 2003 from 4.65% for the corresponding quarter of 2002 due to the decreases in cost of the interest bearing liabilities.

Net interest income before provision for loan losses increased by $10.7 million, or 30%, to $45.8 million for the full year 2003 compared with $35.1 million for 2002. This increase was primarily due to a $287 million increase in the average balance of net interest earning assets. The net interest margin decreased to 4.54% for the year from 4.86% in 2002 due to the yield decreases of the interest earning assets mitigated by the yield decreases of the interest bearing liabilities.

Non-interest Income

Non-interest income decreased $101,000, or 2%, to $5.5 million for the quarter ended December 31, 2003 compared with $5.6 million for the corresponding quarter of 2002 primarily as a result of interest rate hedge valuation loss (this is separate from the net interest income of $890,000 recognized from the interest rate hedge during the quarter) recognition of $357,000 due to the ineffective portion of the cash flow hedge compared with $332,000 gain recognized in 2002 fourth quarter. During the fourth quarter of 2003 service charges on deposits increased $373,000 to $2.1 million compared to the fourth quarter of 2002. Gains on sale of SBA loans increased $21,000 to $1.1 million compared with the fourth quarter of 2002. Gains on sale of investment securities were $448,000 compared with $38,000 in the fourth quarter of 2002.

Non-interest income increased $2.4 million, or 13%, to $20.4 million in 2003 compared with $18.0 million in 2002, primarily as a result of increases in service charges on deposits and gains on sale of SBA loans. During the 2003, service charges on deposits increased $1.3 million to $7.7 million compared to 2002. Gain on sale of SBA loans increased $1.2 million to $4.3 million.

Non-interest Expenses

Non-interest expenses for the fourth quarter increased by $2.1 million to $10.9 million compared with the corresponding quarter of 2002 primarily as a result of the increases in personnel and occupancy expenses. During the fourth quarter of 2003 personnel expenses increased by $970,000 to $5.7 million compared with the fourth quarter of 2002 due to the additional staffing required to support the growth of the Bank. Occupancy expenses increased $348,000 to $1.4 million compared with the fourth quarter of 2002 due to the opening of several new branches and the addition of new branches from the acquisition of Asiana Bank during the year.

Non-interest expenses increased $5.3 million to $37.6 million in 2003 compared to the year-ended 2002 primarily as a result of increases in personnel expenses, occupancy expenses, data processing expenses, professional fees, and amortization of intangible assets. During the 2003 year, personnel expenses increased $3.2 million to $20.4 million as a result of acquisitions and hiring of new staffs required to support the growth of the Bank. Occupancy expenses increased $609,000 to $4.8 million compared to the year-ended 2002. Data processing expenses increased $388,000 to $2.1 million compared to the year-ended 2002 due to the conversion costs related to the acquisitions and the substantial increases in the number of customer accounts. Professional fee expenses increased $297,000 to $2.4 million compared to year-ended 2002 primarily due to the consultation expenses related to our expansion strategy. Amortization of intangible assets expenses increased $269,000 in 2003 to $409,000 compared with 2002 due to the amortization of core deposit premium associated with the recent acquisitions.

Loan Growth

Loans increased $86 million during the quarter to $1.0 billion at December 31, 2003. Excluding the purchase of $41 million in loans from KEB Broadway branch, loans increased $45 million or an annualized rate of 20%. During the quarter, commercial loans increased $62.2 million, commercial real estate increased $12.1 million, trade finance increased $9.9 million, consumer loans increased $2.0 million. SBA department originated $36.6 million SBA related loans and sold $14 million.

For the 2003 year, loans increased $271.8 million or 37% to $1.0 billion compared with December 31, 2002. Excluding the $23 million in loans from the acquisition of Asiana Bank and the purchase of $41 million from KEB Broadway branch, loans increased $208 million or 28%. During the year, commercial loans increased $39.7 million, commercial real estate increased $220.4 million, trade finance increased $17.5 million, consumer loans increased $6.6 million, and SBA loans decreased (due to sales and paydowns) $11.7 million.

Credit Quality

Total non-performing assets December 31, 2003 were $5.6 million. Net loan charge-offs were $822,000 for the quarter ended December 31, 2003 compared with $50,000 during the fourth quarter of 2002. Annualized net charge-off rate for the fourth quarter of 2003 was 0.34% compared with 0.03% of the fourth quarter of 2002. During the 2003 fourth quarter, $1.5 million in provision for loan losses were provided due to the growth in loans compared with $1.3 million during the fourth quarter of 2002.

Net loan charge-offs were $1.9 million for the year ended December 31, 2003 compared with $1.0 million for the 2002 year. Net charge-off rate for the 2003 year was 0.23% compared with 0.17% for the 2002 year. The Company provided $5.3 million in provision for loan losses in 2003 compared with $2.7 million the year before which brought the allowance for loan losses to $12.5 million, or 1.25% of the gross loans at December 31, 2003, compared with $8.5 million, or 1.16%, at December 31, 2002.

Securities

Securities, including available for sale and held to maturity totaled $128.4 million at December 31, 2003, an increase of $24.0 million from the end of 2002. During the fourth quarter, $11.2 million in investment securities were purchased, $11.0 million were sold, and $2.3 million matured.

Deposits

Deposits increased $112 million during the 2003 fourth quarter to $1.1 billion. Excluding the assumption of $50.1 million in deposits from KEB Broadway branch, deposits increased $61.9 million or an annualized rate of 26%. The organic deposits growth came from the existing branches and the continued seasoning of the new branches that were opened during the past two years.

For the 2003 year, deposits increased $244.5 million or 30% to $1.1 billion at December 31, 2003 compared to December 31, 2002. Excluding the $28.5 million in deposits from the acquisition of Asiana Bank and the assumption of $50.1 million from KEB Broadway branch, deposits increased $165.8 million or 20%.

The average cost of deposits for the quarter ended December 31, 2003 decreased to 1.21% from 1.66% for the corresponding quarter of the prior year due to the decreases in market interest rates. The average cost of deposits decreased to 1.43% for 2003 from 1.63% for 2002 also due to the decreases in market interest rates.

Income Taxes

The effective tax rate for the fourth quarter ended December 31, 2003 was 38.0% compared with 38.9% for the same period of 2002. The effective tax rate for the year-ended 2003 was 38.5% compared with from 37.5% for the year ended December 31, 2002.

Capital

Stockholders' equity increased $19.6 million or 30% to $85.0 million at the end of 2003 compared with $65.4 million at year-end 2002. The increase in equity consist of retention of earnings during the year and issuance of 426,189 shares of common shares valued at $8.0 million to acquire Asiana Bank reduced by $2.2 million in cash dividends declared. The Tier 1 Leverage Ratio of the Company was 9.84% and 9.64% at December 31, 2003 and 2002, respectively. The Company's capital ratios exceed regulatory requirements and the Company continues to be categorized as "Well Capitalized."

Third Quarter Earnings Teleconference and Webcast

Nara will hold a conference call and audio webcast, Thursday, January 22, 2004, at 8:00 a.m. Pacific time to discuss the financial results of the fourth quarter. The webcast will be available through a link on the Investor Relations page of the Company's website at www.narabank.com and may be accessed through CCBN at www.companyboardroom.com. The dial in number is (800) 299 -- 9086 and the passcode is 58456087. If you are unable to listen to the webcast, a replay will be available at both websites temporarily.

About Nara Bancorp

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A., which was founded in 1989. Nara Bank is a full service commercial bank headquartered in Los Angeles with twenty-two branches and offices in the United States and one representative office in Seoul, Korea. Nara Bank operates full service branches in California and New York with loan production offices in California, Washington, Illinois, Georgia, New Jersey and Virginia. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol "NARA".

Forward-Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting Nara Bancorp's operations, markets, products, services, and pricing. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp's financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2003 and Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.



CONTACT INFORMATION:

Benjamin Hong, Chief Executive Officer

213-639--1700

Timothy T. Chang, Chief Financial Officer

213-637-2596

timchang@narabank.com

J. Han Park, Public Relations

213-427-6322

hpark@narabank.com

                               NARA BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                       (DOLLARS IN THOUSANDS) (UNAUDITED)

                                                                    DECEMBER 31, 2003      DECEMBER 31, 2002
                                                                    -----------------      -----------------
ASSETS

Cash and due from banks                                                $    34,238            $    31,443
Term fed funds sold                                                          5,000                   --
Federal funds sold                                                          37,200                 73,300
Securities available for sale, at fair value                               126,412                101,623
Securities held to maturity, at cost (fair value $2,148 at
December 31, 2003 and $2,927 at December 31, 2002)                           2,001                  2,779
FHLB and other equity securities                                             5,958                  4,747
Loans                                                                    1,001,581                729,815
Allowance for loan losses                                                  (12,471)                (8,458)
                                                                       ----------------------------------
Net loans                                                                  989,110                721,357
Accrued interest receivable                                                  4,718                  4,195
Premises and equipment, net                                                  6,766                  4,995
Goodwill and intangible assets, net                                          6,764                  2,394
Other assets                                                                39,827                 32,416
                                                                       ----------------------------------
  Total assets                                                         $ 1,257,994            $   979,249
                                                                       ==================================

LIABILITIES

Deposits                                                               $ 1,061,394            $   816,918
Borrowings                                                                  60,000                 65,000
Trust preferred securities                                                  37,136                 17,413
Accrued interest payable                                                     1,010                  2,861
Other liabilities                                                           13,434                 11,688
                                                                       ----------------------------------
  Total liabilities                                                    $ 1,172,974            $   913,880
                                                                       ----------------------------------

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, authorized 20,000,000 shares at December 31, 2003 and at December 31, 2002, shares
 issued and outstanding 11,560,089 at December 31, 2003 and
10,690,630 at December 31, 2002                                        $        12            $        11
Capital surplus                                                             43,057                 32,930
Deferred compensation                                                          (10)                  --
Retained earnings                                                           42,016                 29,903
Accumulated other comprehensive income                                         (55)                 2,525
                                                                       ----------------------------------
  Total stockholders' equity                                                85,020                 65,369
                                                                       ----------------------------------

  Total liabilities and stockholders' equity                           $ 1,257,994            $   979,249
                                                                       ==================================

                               NARA BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                        THREE MONTHS ENDED DEC. 30,           TWELVE MONTHS ENDED DEC. 31,
                                                     --------------------------------       -------------------------------
INCOME STATEMENT                                         2003                2002               2003               2002
                                                     --------------------------------       -------------------------------
Interest income:
  Loans                                              $     14,708        $     11,569       $     51,744       $     41,934
  Securities                                                1,415               1,167              5,768              5,017
  Federal funds sold                                           40                  79                518                451
  Other investment, including TCD with other
  financial institution                                        64                  83                278                179
  Interest rate swaps                                         890                 570              3,432                990
                                                     --------------------------------       -------------------------------
    Total interest income                                  17,117              13,468             61,740             48,571
                                                     --------------------------------       -------------------------------

Interest expenses:
  Deposits                                                  3,065               3,012             12,773             10,606
  Trust Preferred                                             424                 363              1,551              1,361
  Borrowings                                                  365                 464              1,609              1,497
                                                     --------------------------------       -------------------------------
    Total interest expense                                  3,854               3,839             15,933             13,464
                                                     --------------------------------       -------------------------------

    Net interest income                                    13,263               9,629             45,807             35,107
Provision for loan losses                                   1,500               1,336              5,250              2,686
                                                     --------------------------------       -------------------------------
  Net interest income after provision for
  loan losses                                              11,763               8,293             40,557             32,421
                                                     --------------------------------       -------------------------------

Noninterest income:
  Service charge on deposits                                2,098               1,725              7,678              6,333
  Other charges and fees                                    2,235               2,451              7,523              7,170
  Gain on sale of loans and securities                      1,541               1,110              5,118              4,056
  Gain on interest rate swaps                                (357)                332                 80                442
                                                     --------------------------------       -------------------------------
    Total noninterest income                                5,517               5,618             20,399             18,001
                                                     --------------------------------       -------------------------------

Noninterest expense:
  Personnel                                                 5,725               4,754             20,440             17,254
  Occupancy                                                 1,386               1,038              4,793              4,184
  Furniture and equipment                                     440                 380              1,582              1,530
  Advertising and marketing                                   459                 455              1,392              1,523
  Communications                                              163                 137                643                580
  Data processing                                             565                 455              2,087              1,699
  Professional fees                                           794                 665              2,435              2,138
  Office supplies and forms                                   149                 102                447                359
  Miscellaneous expense                                     1,179                 791              3,829              3,074
                                                     --------------------------------       -------------------------------
    Total noninterest expense                              10,860               8,777             37,648             32,341
                                                     --------------------------------       -------------------------------

Income before income taxes and cumulative
effect of a change in accounting principle                  6,420               5,135             23,308             18,081
Income tax provision                                        2,439               1,996              8,971              6,777
                                                     --------------------------------       -------------------------------

Income before cumulative effect of a
change in accounting principle                              3,981               3,139             14,337             11,304
Cumulative effect of a change in
accounting principle                                         --                  --                 --                4,192

                                                     --------------------------------       -------------------------------
Net income                                           $      3,981        $      3,139       $     14,337       $     15,496
                                                     ================================       ===============================

Earnings Per Share:
Income before cumulative effect of a change in
accounting principle
  Basic                                              $       0.34        $       0.29       $       1.30       $       1.03
  Diluted                                                    0.33                0.28               1.24               0.98
Cumulative effect of a change in accounting
principle
  Basic                                              $       --          $       --         $       --         $       0.38
  Diluted                                                    --                  --                 --                 0.37
Income after cumulative effect of a change
in accounting principle
  Basic                                              $       0.34        $       0.29       $       1.30       $       1.41
  Diluted                                                    0.33                0.28               1.24               1.35

Average Shares Outstanding
  Basic                                                11,543,701          10,696,652         11,027,945         10,960,286
  Diluted                                              12,005,574          11,192,696         11,566,944         11,488,234

                               NARA BANCORP, INC.
                                SUPPLEMENTAL DATA
          (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                      AT OR FOR THE THREE            AT OR FOR THE TWELVE
                                                      MONTHS ENDED DEC. 31,          MONTHS ENDED DEC. 31,
                                                      ---------------------         ----------------------
                                                       2003           2002          2003            2002
                                                      ---------------------         ----------------------
Profitability measures:
  ROA*                                                 1.31%          1.40%          1.32%          1.44%
  ROE*                                                18.83%         19.49%         19.04%         18.17%
  Net interest margin                                  4.73%          4.65%          4.54%          4.86%
  Efficiency ratio                                    57.83%         57.57%         56.86%         60.90%
  Yield on average interest-earning assets             6.10%          6.51%          6.12%          6.73%
  Cost of interest bearing liabilities                 1.91%          2.58%          2.17%          2.72%
  Average cost of deposit                              1.21%          1.66%          1.43%          1.63%


* 2002 Ratios exclude $4.2 million one time income related to recognition of negative goodwill.



                                                      FOR THE THREE MONTHS ENDED       FOR THE TWELVE MONTHS ENDED
                                                    -----------------------------     -----------------------------
                                                    DEC. 31, 2003    DEC. 31, 2002    DEC. 31, 2003   DEC. 31, 2002
                                                    ------------------------------    -----------------------------
AVERAGE BALANCES
Net interest earning assets                          $1,122,315       $  827,612       $1,009,276       $  721,960
Gross Loans                                             978,223          704,428          839,098          605,453
Other Assets                                             90,882           67,468           77,777           64,253
                                                     ---------------------------       ---------------------------
Total assets                                          1,213,197          895,080        1,087,053          786,213
                                                     ---------------------------       ---------------------------

Deposits:
  Noninterest bearing demand deposits                   303,652          220,529          262,993          209,614
  Savings and interest bearing demand deposits          279,957          178,884          245,646          168,569
  Time deposits                                         426,488          326,316          387,304          270,646
    Total deposits                                    1,010,097          725,729          895,943          648,829
Borrowings                                               78,211           71,741           79,126           40,932
Trust preferred                                          24,349           17,410           20,663           15,633
 Interest bearing liabilities                           809,005          594,351          732,739          495,780
Other Liabilities                                        15,959           15,766           16,037           15,795
                                                     ---------------------------       ---------------------------
Total liabilities                                     1,128,616          830,646        1,011,769          723,989
                                                     ---------------------------       ---------------------------
Equity                                                   84,581           64,434           75,284           62,224


                                         DECEMBER 31, 2003    DECEMBER 31, 2002
                                         -----------------    -----------------
LOAN PORTFOLIO ANALYSIS:
Real Estate                                $   576,199          $   355,787
Commercial                                     238,798              199,075
Trade Finance                                   62,740               45,201
SBA Loans                                       62,589               74,290
Consumer and Other Loans                        63,373               56,788
                                           --------------------------------
  Loans outstanding                          1,003,699              731,141
Unamortized Deferred Loan Fees                  (2,118)              (1,326)
                                           --------------------------------
  Loans, net of unearned loan fees         $ 1,001,581          $   729,815
                                           ================================



                                             FOR THE TWELVE MONTHS ENDED
                                        ---------------------------------------
                                        DECEMBER 31, 2003     DECEMBER 31, 2002
                                        -----------------     -----------------
ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period             $     8,458          $     6,710
Provision for Loan Losses                        5,250                2,790
Recoveries                                         510                1,372
Charge Offs                                     (2,416)              (2,414)
Provision for Losses for Asiana Bank               669                 --
                                           --------------------------------
Balance at End of Period                   $    12,471          $     8,458
                                           ================================

Loan Loss Allowance/Gross Loans                   1.25%                1.16%
Loan Loss Allowance/Non-Performing
Loans                                              246%                 782%
Net charge off/Average gross loans                0.23%                0.17%


                                        DECEMBER 31, 2003    DECEMBER 31, 2002
                                        -----------------    -----------------
Non-performing assets:
Delinquent Loans on Non-Accrual Status     $     4,855          $     1,064
Delinquent Loans on Accrual Status                 209                   18
                                           --------------------------------
Total Non-Performing Loans                 $     5,064          $     1,082
OREO                                              --                     36
Restructured Loans                                 529                1,067
                                           --------------------------------
Total Non-Performing Assets                $     5,593          $     2,185
                                           ================================
Non-Performing Assets/Total Assets                0.44%                0.22%
Non-Performing Loans/Gross Loans                  0.51%                0.15%

                                         DECEMBER 31, 2003   DECEMBER 31, 2002
                                         -----------------   -----------------
Selected deposit data:
  Noninterest bearing demand deposits      $   325,626          $   236,923
  Savings and interest bearing
  demand deposits                              291,628              225,150
  Time deposits                                444,140              354,845
                                           --------------------------------
    Total deposit balances                 $ 1,061,394          $   816,918
                                           --------------------------------


                                        DECEMBER 31, 2003     DECEMBER 31, 2002
                                        -----------------     -----------------
Selected equity data:
  Total stockholders' equity                    85,020               60,369
  Tier 1 risk-based capital ratio                 9.84%                9.64%
  Total risk-based capital ratio                 11.80%               10.69%
  Tier 1 leverage ratio                           8.84%                8.72%
  Book value per share                     $      7.35          $      6.11